GRAINGER REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2016
Reports Fourth Quarter EPS of $1.01; $2.45 Adjusted EPS
Will Host Live Conference Call Today at 11:00 am EST

2016 Highlights

•	Sales of $10.1 billion, up 2 percent

•	Reported EPS of $9.87, down 15 percent

•	Adjusted EPS of $11.58, down 3 percent

•	Cash flow from operations of $1.0 billion

•	Free cash flow of $774 million, up 23 percent

•	Cash returned to shareholders of $1.1 billion

CHICAGO, January 25, 2017 - Grainger (NYSE: GWW) today reported results for the year ended December 31, 2016. Sales of $10.1 billion were up 2 percent versus $10 billion in 2015. Reported net earnings of $606 million declined 21 percent versus $769 million in 2015. Reported earnings per share of $9.87 were down 15 percent versus $11.58 in 2015.

“In 2016 we faced a challenging demand environment compounded by a lack of inflation, which put pressure on revenue and gross margins. In the face of this pressure, we effectively managed expenses while making moves to improve our long-term competitiveness,” said DG Macpherson, Chief Executive Officer. “Our core businesses performed in line with guidance, and we continue to be pleased with our progress on key initiatives including sales force effectiveness and the vertical alignment of the sales force in the United States, the medium-sized customer acquisition and penetration strategy in the United States and the growth of the online model globally. In 2017, we remain focused on creating value for customers, delivering an effortless customer experience and reducing costs.

“The fourth quarter and the year contained adjustments from our previously announced restructuring plans as well as several accounting actions that affected our reported results. The largest of these was a goodwill impairment for Fabory. Since we acquired Fabory, the business has struggled with growth and profitability. During the last few years, we’ve returned the business to solid footing by reducing the cost base and stabilizing revenue. Unfortunately, this progress is not enough to justify the current valuation. As a result, we’ve recognized an impairment charge on the business. We still believe Fabory can deliver profitable growth for Grainger going forward,” he concluded.

The years 2016 and 2015 contained the following items that the company believes are not indicative of ongoing operations and have been adjusted out to provide better comparability with prior periods. Excluding these items in the tables below, net earnings decreased 10 percent and earnings per share decreased 3 percent. Details regarding these adjustments are provided in the analysis of the fourth quarter.

	Twelve Months Ended December 31,
	2016	2015	%
Diluted earnings per share reported	$9.87	$11.58	(15)%
Adjustments, pretax	2.41	0.69
Tax effect (1)	(0.55)	(0.24)
Discrete tax items	(0.15)	(0.09)
Total, net of tax	1.71	0.36
Diluted earnings per share adjusted	$11.58	$11.94	(3)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction

EPS Adjustments
Twelve Months Ended December 31, 2016
	United States	Canada	Other Businesses	Unallocated Expenses	Total
Diluted earnings per share adjustments:
Restructuring	0.16	0.18	—	0.09	0.43
Other:
Goodwill and intangible impairment	—	—	0.85	—	0.85
Unclaimed property contingency	0.37	—	—	—	0.37
Inventory reserve adjustment	—	0.12	—	—	0.12
GSA contingency	0.09	—	—	—	0.09
Discrete tax items	—	—	—	(0.15)	(0.15)
Diluted earnings per share adjustments:	$0.62	$0.30	$0.85	$(0.06)	$1.71

Twelve Months Ended December 31, 2015
	United States	Canada	Other Businesses	Unallocated Expenses	Total
Diluted earnings per share adjustments:
Restructuring	0.33	0.05	0.07	—	0.45
Discrete tax items	—	—	—	(0.09)	(0.09)
Diluted earnings per share adjustments:	$0.33	$0.05	$0.07	$(0.09)	$0.36

The company reiterated its 2017 sales and earnings per share guidance issued on November 11, 2016, and continues to expect 2 to 6 percent sales growth and earnings per share of $11.30 to $12.40 for 2017. Further information on 2017 guidance assumptions can be found in the earnings release supplement available on the company’s website.

For the full year, the company generated $1.0 billion in operating cash flow versus $990 million in 2015. Gross capital expenditures for the year were $284 million versus $374 million in 2015. As a result, free cash flow for the year was $774 million versus $631 million in 2015, up 23 percent. Free cash flow is defined as cash flow from operations minus net capital expenditures. Grainger repurchased approximately 3.6 million shares of stock for $790 million in 2016 as part of the expanded share buyback program announced in April 2015. Dividends paid in 2016 totaled $303 million. For the year, Grainger returned $1.1 billion in cash to shareholders in the form of share repurchases and dividends.

2016 Fourth Quarter
Sales for the 2016 fourth quarter of $2.5 billion were flat versus the 2015 fourth quarter. Reported net earnings of $61 million declined 58 percent versus $145 million in 2015. Reported fourth quarter earnings per share of $1.01 declined 56 percent versus $2.30 in 2015. Results for the quarter included costs related to previously announced restructuring actions in the United States and Canada and other charges as follows:

	Three Months Ended December 31,
	2016	2015	%
Diluted earnings per share reported	$1.01	$2.30	(56)%
Adjustments, pretax	1.68	0.48
Tax effect (1)	(0.30)	(0.18)
Discrete tax items	0.06	(0.11)
Total, net of tax	1.44	0.19
Diluted earnings per share adjusted	$2.45	$2.49	(2)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

EPS Adjustments
Three Months Ended December 31, 2016
	United States	Canada	Other Businesses	Unallocated Expenses	Total
Diluted earnings per share adjustments:
Restructuring	0.04	(0.01)	—	—	0.03
Other:
Goodwill and intangible impairment	—	—	0.87	—	0.87
Unclaimed property contingency	0.38	—	—	—	0.38
GSA contingency	0.10	—	—	—	0.10
Discrete tax items	—	—	—	0.06	0.06
Diluted earnings per share adjustments:	$0.52	$(0.01)	$0.87	$0.06	$1.44

Three Months Ended December 31, 2015
	United States	Canada	Other Businesses	Unallocated Expenses	Total
Diluted earnings per share adjustments:
Restructuring	0.26	0.03	0.01	—	0.30
Discrete tax items	—	—	—	(0.11)	(0.11)
Diluted earnings per share adjustments:	$0.26	$0.03	$0.01	$(0.11)	$0.19
The company provided the following details relative to the restructuring and other charges noted in the tables:

•
Restructuring: A net charge of $3 million, or $0.03 after-tax earnings per share, related to restructuring actions. These included closing branches and gains on sale of real estate in the United States and Canada.

•	Goodwill and intangible impairment: A charge of $52 million, or $0.87 after-tax earnings per share, related to a goodwill impairment at Fabory and an intangible impairment in Colombia.

•
Unclaimed property contingency: A charge of $36 million, or $0.38 after-tax earnings per share, related to an accounting adjustment for unclaimed property in the United States for the five years 2008 through 2012.

•
GSA contingency: An expense of $9 million, or $0.10 after-tax earnings per share, to increase its reserve related to certain tax, freight and miscellaneous billing issues in connection with the audit of government contracts with the General Services Administration first entered in 1999.

The company also had a $4 million, or $0.06 per share, charge from discrete tax items. In total there were $1.44 per share of charges in the 2016 quarter versus $0.19 per share in the 2015 quarter.

Company
Company sales in the 2016 fourth quarter were flat versus the prior year. There were 63 selling days in the 2016 fourth quarter, one fewer than in the 2015 quarter. On a daily basis, total company sales were up 1 percent for the quarter. The 1 percent daily sales increase consisted of a 1 percentage point increase from volume and a 1 percentage point increase from the timing of the holidays in December, partially offset by a 1 percentage point decline from price.

Company operating earnings of $174 million for the 2016 fourth quarter declined 31 percent versus the 2015 quarter. This decrease was driven by the flat sales, restructuring costs, other charges and a lower gross profit margin. The company’s gross profit margin for the quarter declined 0.4 percentage point, primarily driven by price deflation exceeding cost deflation and unfavorable customer mix. Operating expenses increased 9 percent. Excluding the items noted above in the fourth quarter table, adjusted operating expenses were down 1 percent and adjusted operating earnings in the quarter were down 3 percent.

The company has two reportable business segments, the United States and Canada, which represented approximately 80 percent of company sales for the quarter. The remaining operating businesses are located in Europe, Asia and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.
United States
Sales in the United States segment declined 1 percent in the 2016 fourth quarter versus the prior year and were flat on a daily basis. The daily sales performance was composed of a 1 percentage point increase from higher intercompany sales to Zoro and 1 percentage point from the timing of the holidays, offset by a 1 percentage point decline from price and a 1 percentage point decline from volume. Government, Retail and Light Manufacturing customers had the strongest sales performance in the quarter.

Operating earnings for the United States segment declined 11 percent in the quarter driven by the restructuring costs, other charges, lower sales and lower gross profit margins. Gross profit margins for the quarter decreased 0.3 percentage point driven by price deflation exceeding cost deflation and better relative growth with lower margin customers. Operating expenses increased 3 percent due to the restructuring costs and charges. Excluding the items noted above, adjusted operating expenses were down 1 percent and adjusted operating earnings for the U.S. segment in the quarter were down 3 percent versus the prior year.

Canada
Sales in the 2016 fourth quarter at Acklands-Grainger declined 11 percent in U.S. dollars. On a daily basis, sales declined 9 percent in U.S. and local currency. The 9 percent daily sales decline consisted of a 7 percentage point decrease from volume and a 4 percentage point decrease from price, partially offset by a 1 percentage point contribution from higher sales of seasonal products and 1 percentage point from the timing of the holidays. Sales to all customer end markets were down versus the prior year.

The business in Canada posted a $10 million operating loss in the 2016 fourth quarter. The gross profit margin in Canada declined 6.7 percentage points versus the prior year, primarily due to price deflation versus cost inflation and higher freight costs from the increase in shipping direct to customers. Operating expenses in Canada were down 7 percent in the quarter.

Other Businesses
Sales for the Other Businesses increased 11 percent for the 2016 fourth quarter versus the prior year and 13 percent on a daily basis, composed of volume and price. Sales growth in the Other Businesses was primarily driven by MonotaRO in Japan and Zoro in the United States.

The Other Businesses posted an operating loss of $36 million in the 2016 fourth quarter versus $9 million of operating earnings in the 2015 fourth quarter. The decline versus the prior year was driven by the impairment for Fabory and Colombia, partially offset by strong operating performance from MonotaRO and Zoro U.S. Excluding the items noted above, adjusted operating expenses were up 14 percent and adjusted operating earnings were up 63 percent versus the prior year.

Other
Other income and expense was a net expense of $29 million in the 2016 fourth quarter versus a net expense of $17 million in the 2015 fourth quarter. This increase was primarily due to additional interest expense from the $400 million of debt issued in May 2016 used to buy back stock and higher losses from the company’s clean energy investments.

The effective tax rate in 2016 was 53.0 percent for the quarter and 37.9 percent for the full year. Excluding the effect of the items detailed in the tables above, the adjusted tax rate was 37.1 percent for the quarter and 36.7 percent for the full year, compared to 39.2 percent for the 2015 quarter and 37.6 percent for full year 2015. The company’s clean energy investment generated $0.15 per share of earnings for the year. The company is currently projecting a tax rate of 36.0 to 37.0 percent for 2017, unchanged from the prior projection on November 11, 2016.

Cash Flow
Operating cash flow was $333 million in the 2016 fourth quarter versus $254 million in the 2015 fourth quarter. The company used the cash generated during the quarter and proceeds from the May 2016 debt offering to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $71 million in the 2016 fourth quarter versus $121 million in the fourth quarter of 2015. In the 2016 fourth quarter, Grainger returned $259 million to shareholders through $82 million in dividends and $177 million to buy back 816,000 shares of stock. Free cash flow for the quarter was $269 million versus $136 million in the 2015 quarter.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on January 25, 2017, to discuss the fourth quarter and year. The webcast will be hosted by DG Macpherson and Ron Jadin, Senior Vice President and Chief Financial Officer and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

About Grainger
W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2016 second quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements” based on our current view of the competitive market and the overall environment. Factors that could cause our actual results to differ materially from those statements include, among other risks and uncertainties, a major loss of customers or suppliers, competitive pressures, legal proceedings, changes in laws and regulations, general economic, industry or market conditions, technological or operational disruptions, natural and other catastrophes and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K and 10-Q, which are available on our Investor Relations website. We disclaim any obligation to update or revise any forward-looking statement, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Sr. Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$2,470,710	$2,478,258	$10,137,204	$9,973,384
Cost of merchandise sold	1,481,017	1,475,883	6,022,647	5,741,956
Gross profit	989,693	1,002,375	4,114,557	4,231,428
Warehousing, marketing and administrative expenses	815,464	750,749	2,995,060	2,931,108
Operating earnings	174,229	251,626	1,119,497	1,300,320
Other income and (expense)
Interest income	243	232	717	1,166
Interest expense	(17,777)	(13,852)	(66,332)	(33,571)
Loss from equity method investment	(9,045)	(1,467)	(31,193)	(11,740)
Other non-operating expense	(2,341)	(1,606)	(3,631)	(5,470)
Total other expense	(28,920)	(16,693)	(100,439)	(49,615)
Earnings before income taxes	145,309	234,933	1,019,058	1,250,705
Income taxes	76,969	85,762	386,220	465,531
Net earnings	68,340	149,171	632,838	785,174
Net earnings attributable to noncontrolling interest	7,674	3,939	26,910	16,178
Net earnings attributable to W.W. Grainger, Inc.	$60,666	$145,232	$605,928	$768,996
Earnings per share -Basic	$1.02	$2.32	$9.94	$11.69
-Diluted	$1.01	$2.30	$9.87	$11.58
Average number of shares outstanding -Basic	59,171	62,100	60,431	65,157
-Diluted	59,566	62,550	60,840	65,765

Diluted Earnings Per Share
Net earnings as reported	$60,666	$145,232	$605,928	$768,996
Earnings allocated to participating securities	(518)	(1,359)	(5,406)	(7,515)
Net earnings available to common shareholders	$60,148	$143,873	$600,522	$761,481
Weighted average shares adjusted for dilutive securities	59,566	62,550	60,840	65,765
Diluted earnings per share	$1.01	$2.30	$9.87	$11.58

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales
United States	$1,897,061	$1,921,840	$7,870,105	$7,963,416
Canada	181,359	203,402	733,829	890,530
Other Businesses	483,534	434,361	1,884,963	1,405,750
Intersegment sales	(91,244)	(81,345)	(351,693)	(286,312)
Net sales to external customers	$2,470,710	$2,478,258	$10,137,204	$9,973,384

Operating earnings
United States	$251,532	$283,529	$1,274,851	$1,371,626
Canada	(10,156)	4,894	(65,362)	27,368
Other Businesses	(35,658)	9,108	40,684	48,051
Unallocated expense	(31,489)	(45,905)	(130,676)	(146,725)
Operating earnings	$174,229	$251,626	$1,119,497	$1,300,320

Company operating margin	7.1%	10.2%	11.0%	13.0%
ROIC* for Company			22.8%	28.5%
ROIC* for United States			40.7%	45.1%
ROIC* for Canada			(11.4)%	4.3%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $76.2 million, deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $386.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	December 31, 2016	December 31, 2015
Cash and cash equivalents	$274,146	$290,136
Accounts receivable – net	1,223,096	1,209,641
Inventories	1,406,470	1,414,177
Prepaid expenses and other assets	116,517	134,688
Total current assets	3,020,229	3,048,642
Property, buildings and equipment – net	1,420,891	1,431,241
Deferred income taxes	64,775	83,996
Goodwill	527,150	582,336
Intangibles – net (4)	586,126	648,010
Other assets (4)	75,136	63,530
Total assets	$5,694,307	$5,857,755
Liabilities and Shareholders’ Equity
Short-term debt	$386,140	$353,072
Current maturities of long-term debt (1)	19,966	247,346
Trade accounts payable	650,092	583,474
Accrued compensation and benefits	212,525	196,667
Accrued contributions to employees’ profit sharing plans	54,948	124,587
Accrued expenses	290,207	266,702
Income taxes payable	15,059	16,686
Total current liabilities	1,628,937	1,788,534
Long-term debt (1)(2)	1,840,946	1,388,414
Deferred income taxes and tax uncertainties	126,101	154,352
Employment-related and other non-current liabilities	192,555	173,741
Shareholders' equity (3)	1,905,768	2,352,714
Total liabilities and shareholders’ equity	$5,694,307	$5,857,755

(1)
Short-term debt decreased and long-term debt increased due to the refinancing of €110 million of debt in August 2016 for the Fabory business. Also, short-term decreased due to payment of $115 million for U.S. dollar term loan.

(2)	Long-term debt also increased due to the issuance of $400 million of Senior Notes in May 2016.
(3)	Common stock outstanding as of December 31, 2016, was 58,804,314 shares as compared with 62,028,708 shares at December 31, 2015.
(4)	Capitalized software had been reclassified from Other assets to Intangibles - net in both periods presented.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$632,838	$785,174
Provision for losses on accounts receivable	16,216	10,181
Deferred income taxes and tax uncertainties	(5,884)	4,076
Depreciation and amortization	248,857	227,967
Asset impairments, net of gains from sales of assets	33,797	2,765
Stock-based compensation	35,735	46,861
Losses from equity method investment	31,193	11,740
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(45,600)	(3,085)
Inventories	(4,403)	(37,737)
Prepaid expenses and other assets	18,641	15,788
Trade accounts payable	72,882	23,130
Other current liabilities	(25,044)	(70,306)
Current income taxes payable	(3,513)	6,943
Accrued employment-related benefits cost	7,542	(27,721)
Other – net	(10,281)	(5,872)
Net cash provided by operating activities	1,002,976	989,904
Cash flows from investing activities:
Additions to property, buildings and equipment	(284,249)	(373,868)
Proceeds from sales of assets	55,023	14,857
Equity method investment	(34,103)	(20,382)
Net cash paid for business acquisitions	634	(464,431)
Other – net	431	466
Net cash used in investing activities	(262,264)	(843,358)
Cash flows from financing activities:
Net increase in short-term debt	38,445	301,211
Net increase in long-term debt	253,737	1,254,345
Proceeds from stock options exercised	34,125	60,885
Excess tax benefits from stock-based compensation	11,905	27,553
Purchase of treasury stock	(789,773)	(1,400,071)
Cash dividends paid	(302,971)	(306,474)
Net cash used in financing activities	(754,532)	(62,551)
Exchange rate effect on cash and cash equivalents	(2,170)	(20,503)
Net change in cash and cash equivalents	(15,990)	63,492
Cash and cash equivalents at beginning of year	290,136	226,644
Cash and cash equivalents at end of period	$274,146	$290,136

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including free cash flow and "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Free cash flow is not defined under GAAP. The company defines free cash flow as net cash flow provided by operating activities less purchases of property, plant and equipment plus proceeds from the sale of assets. The company believes free cash flow is meaningful to investors as a useful measure of performance and the company uses this measure as an indication of the strength of the company and its ability to generate cash. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings, adjusted segment operating earnings and free cash flow with GAAP financial measures:

Three Months Ended December 31, 2016
	United States	Canada	Other Business	Unallocated Expenses	Total	%
Operating earnings reported	$251,532	$(10,156)	$(35,658)	$(31,489)	$174,229	(31)%
Restructuring	3,176	(501)	—	—	2,675
Other:					—
Goodwill and intangible impairment	—	—	52,318	—	52,318
Unclaimed property contingency	36,375	—	—	—	36,375
GSA contingency	9,180	—	—	—	9,180
Subtotal	48,731	(501)	52,318	—	100,548
Operating earnings adjusted	$300,263	$(10,657)	$16,660	$(31,489)	$274,777	(3)%

Three Months Ended December 31, 2015
	United States	Canada	Other Business	Unallocated Expenses	Total
Operating earnings reported	$283,529	$4,894	$9,108	$(45,905)	$251,626
Restructuring	25,133	3,038	1,113	1,002	30,286
Operating earnings adjusted	$308,662	$7,932	$10,221	$(44,903)	$281,912

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

Twelve Months Ended December 31, 2016
	United States	Canada	Other Business	Unallocated Expenses	Total	%
Operating earnings reported	$1,274,851	$(65,362)	$40,684	$(130,676)	$1,119,497	(14)%
Restructuring	15,668	14,998	—	8,947	39,613
Other:					—
Goodwill and intangible impairment	—	—	52,318	—	52,318
Unclaimed property contingency	36,375	—	—	—	36,375
Inventory reserve adjustment	—	9,847	—	—	9,847
GSA contingency	9,180	—	—	—	9,180
Subtotal	61,223	24,845	52,318	8,947	147,333
Operating earnings adjusted	$1,336,074	$(40,517)	$93,002	$(121,729)	$1,266,830	(6)%

Twelve Months Ended December 31, 2015
	United States	Canada	Other Business	Unallocated Expenses	Total
Operating earnings reported	$1,371,626	$27,368	$48,051	$(146,725)	$1,300,320
Restructuring	34,507	4,183	5,696	965	45,351
Operating earnings adjusted	$1,406,133	$31,551	$53,747	$(145,760)	$1,345,671

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	%	2016	2015	%
Segment operating earnings adjusted
United States	$300,263	$308,662		$1,336,074	$1,406,133
Canada	(10,657)	7,932		(40,517)	31,551
Other Businesses	16,660	10,221		93,002	53,747
Unallocated expense	(31,489)	(44,903)		(121,729)	(145,760)
Segment operating earnings adjusted	$274,777	$281,912	(3)%	$1,266,830	$1,345,671	(6)%

Company operating margin adjusted	11.1%	11.4%		12.5%	13.5%
ROIC* for Company				25.8%	29.5%
ROIC* for United States				42.6%	46.2%
ROIC* for Canada				(7.1)%	5.0%

*Adjusted ROIC is calculated as defined on page 10, excluding the items adjusting operating earnings as noted above.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	%	2016	2015	%
Net earnings reported	$60,666	$145,232	(58)%	$605,928	$768,996	(21)%
Restructuring	1,619	19,491		26,501	30,111
Other:
Goodwill and intangible impairment	52,318	—		52,318	—
Unclaimed property contingency	22,781			22,781
Inventory reserve adjustment	—	—		7,278	—
GSA contingency	5,750			5,750
Discrete tax items	3,784	(6,870)		(9,378)	(5,984)
Subtotal	86,252	12,621		105,250	24,127
Net earnings adjusted	$146,918	$157,853	(7)%	$711,178	$793,123	(10)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

Free Cash Flow
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$332,593	$253,974	$1,002,976	$989,904
Add:
Proceeds from the sale of assets	6,934	2,506	55,023	14,857
Less:
Additions to property, building and equipment	70,627	120,671	284,249	373,868

Free cash flow	$268,900	$135,809	$773,750	$630,893

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